Exhibit 99.1

News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
November 20, 2015

PEABODY ENERGY ENTERS INTO AGREEMENT TO SELL
NEW MEXICO AND COLORADO ASSETS

ST. LOUIS, Nov. 20 - Peabody Energy (NYSE: BTU) announced today that it has entered into a definitive agreement to sell its New Mexico and Colorado coal assets to Bowie Resource Partners, LLC for $358 million in cash, subject to customary working capital adjustments. Bowie will also assume approximately $105 million in related liabilities. The transaction was entered into following a competitive bidding process and includes the El Segundo and Lee Ranch mines in New Mexico and the Twentymile Mine in Colorado, which have combined coal reserves1 of approximately 330 million tons.
“This transaction is consistent with our stated focus area of portfolio optimization. While our New Mexico and Colorado operations and workforce have been substantial contributors to our success over the years, we are reshaping our portfolio focus around our core regions including the Powder River Basin, Illinois Basin and Australia,” said President and Chief Executive Officer Glenn Kellow. “At this time, we believe it is appropriate to monetize the value of these mines in a transaction that would bring forward multiple years of cash flows.”
Peabody’s New Mexico and Colorado mines are projected to produce 11 million tons in 2016. Based on Peabody’s current operating plans, pre-tax cash flows after capital expenditures for these mines are projected to be approximately $70 million in 2016.
Transaction closing is anticipated to occur before the end of the first quarter of 2016, subject to certain governmental and regulatory approvals, and other customary conditions. Bowie intends to fund the transaction through a debt refinancing and an equity commitment from affiliates of the Blackstone Group. Peabody expects to use transaction proceeds for general corporate purposes and/or deleveraging activities. In addition, the sale reduces the amount of Peabody’s self-bonding in place for reclamation obligations by more than $300 million. Morgan Stanley & Co. LLC is acting as the financial advisor to Peabody.

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1 Coal reserves represent proven and provable reserves as of Dec. 31, 2014.

Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, visit PeabodyEnergy.com and AdvancedEnergyForLife.com.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Nov. 20, 2015. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: supply and demand for the company’s coal products; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including, but not limited to, natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; the ability to successfully complete the sale of the company’s New Mexico and Colorado coal assets to Bowie; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and the company’s ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies, including, without limitation, the actions we are implementing to improve our organization and respond to current market conditions; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; adequate liquidity to operate the business; the cost, availability and access to capital and financial markets; ability to appropriately secure the company’s obligations for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations, including our ability to remain eligible for self-bonding and/or successfully access the commercial surety market; impacts of the degree to which we are leveraged and our ability to comply with financial and other restrictive covenants in our credit agreement; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including, but not limited to, claims not yet assets; any additional liabilities or obligations that we may have as a result of the Patriot Coal bankruptcy, including, without limitation, as a result of litigation filed by third parties in relation to that bankruptcy; terrorist attacks or security threats, including, but not limited to, cybersecurity threats; impacts of pandemic illnesses; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).